Exhibit 99.2

News Release

Contact:

At InSight:

Steven T. Plochocki

President and CEO

949-282-6000

INSIGHT HEALTH SERVICES CORP. PROMOTES BRIAN G. DRAZBA TO EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

LAKE FOREST, Calif.      May 21, 2003       InSight Health Services Corp. (“InSight”) today announced that Brian G. Drazba has been promoted to the position of executive vice president and chief financial officer, effective immediately.

In his new role, Drazba is responsible for overseeing all financial operations of the company.

Drazba has served as senior vice president-finance and controller at InSight since July 1997.  From March 1996 to July 1997, Drazba was vice president-finance.  Previously, Drazba held various posts including vice president-finance and corporate controller at American Health Services, a wholly owned subsidiary of InSight and its predecessor company.

“Brian has been instrumental in the financial operations of our company and has demonstrated through performance that he is ready for this next step.  He has the full support of the Board of Directors and the executive management team, and we look forward to the contributions he will make in his new role,” commented Steven T. Plochocki, president and chief executive officer.

Lake Forest, Calif.-based InSight provides diagnostic imaging and information, treatment and related management services.  InSight serves managed care entities, hospitals and other contractual customers from 191 fixed and mobile locations across 30 states, including five major U.S. markets: California, the Southwest (including a major presence in Texas), the Midwest, the Northeast and the Southeast.  For more information, please visit www.insighthealth.com.

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